Exhibit 10.27

A G C O C O R P O R A T I O N

DIRECTOR COMPENSATION
for
NON - EMPLOYEE DIRECTORS
(as of January 1, 2017)

Retainers (1)	USD

Annual Lead Director Retainer (paid only to Lead Director):	30,000

Annual Director Base Retainer (applies to all Directors):	100,000

Annual Committee Chairperson Retainer: (except Audit Committee and Compensation Committee Chair)	15,000

Annual Audit Committee Chairperson Retainer:	25,000

Annual Compensation Committee Chairperson Retainer:	20,000

Additional Annual Retainer for Board Members serving on three committees:	6,000

Additional Compensation

Annual AGCO Stock Grant Award (2)	120,000

In addition, the Company will reimburse directors for the reasonable out-of-pocket expense incurred in the attendance of the meeting.

A G C O C O R P O R A T I O N

DIRECTOR COMPENSATION
for
NON - EMPLOYEE DIRECTORS
(as of January 1, 2017)

Notes:

1)	Payments of annual retainers are made in accordance with the following provisions:

I)	Annual Retainers are paid quarterly in four installments (for ease of calculation purposes quarters are divided into 90 days with a 360 day year).

II)	Annual Retainers accrue as of the first day of each calendar quarter based on the Board and Committee Membership Roster in effect on that date.

III)	Annual Retainers are paid in advance during the first month of the given calendar quarter (e.g., January for the first quarter).

IV)	Changes to Board and Committee Memberships (including Chairpersons) will be reviewed and adjustments made to current quarter’s retainer amounts (up or down).

V)	Any changes in the Retainer amounts due for the current quarter will be reflected in the ensuing quarter’s retainer payment.

2)	Terms applicable to the Stock Grant Award are defined in the Plan Document. The stock grant equivalent to USD 120,000 is based on closing price on the day of the Annual Shareholder’s meeting.